SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WORLD HEART CORPORATION

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WORLD HEART CORPORATION

4750 WILEY POST WAY, SUITE 120 SALT LAKE CITY, UTAH 84116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of World Heart Corporation, a Delaware corporation (the “Company” or “WorldHeart”). The meeting will be held on Thursday, June 23, 2011 at 1:00 p.m. (MDT) at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116 for the following purposes:

1.	To elect the Board of Directors’ seven nominees for director, to serve until the next annual meeting and their successors are duly elected and qualified;

2.	To approve an amendment of the 2006 World Heart Corporation Employee Stock Option Plan to increase the maximum number of common shares that may be issued under the plan from 2,166,667 to 2,916,667; and

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 25, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Michael Sumner Estes
Chairman

Salt Lake City, Utah

May 13, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WORLD HEART CORPORATION

4750 WILEY POST WAY, SUITE 120 SALT LAKE CITY, UTAH 84116

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

JUNE 23, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY

MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 13, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 23, 2011.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 23, 2011 at 1:00 p.m. (MDT) at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 26,682,332, shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2011, your shares were registered directly in your name with WorldHeart’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2011, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the Board of Directors’ seven nominees for director; and

•	To approve an amendment of the 2006 World Heart Corporation Employee Stock Option Plan to increase the maximum number of common shares that may be issued under the plan from 2,166,667 to 2,916,667.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or vote by proxy through the internet, or vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time on June 22, 2011 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time on June 22, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from World Heart Corporation. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all seven nominees for director, and “For” the amendment of the 2006 World Heart Corporation Employee Stock Option Plan to increase the number of shares that may be issued under the plan from 2,166,667 to 2,916,667.

If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to WorldHeart’s Secretary at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 13, 2012, to Attention: Chief Financial Officer, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must submit specified information to Attention: Chief Financial Officer, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116 between February 24, 2012 and March 25, 2012 unless the date of our 2012 annual meeting of stockholders is before May 24, 2012 or after July 23, 2012, in which case such proposals shall be submitted no earlier than 120 days prior to the 2012 annual meeting of stockholders and no later than the later of (i) 90 days before the 2012 annual meeting of stockholders or (ii) ten days after notice of the date of the 2012 annual meeting of stockholders is publicly given. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify WorldHeart before March 29, 2012, for all proxies we receive, the proxy holders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter. You are also advised to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and broker non-votes, and, with respect to proposals other than the election of directors, “Against” votes and abstentions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”) “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

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For the election of directors, the seven nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, an amendment of the 2006 World Heart Corporation Employee Stock Option Plan to increase the maximum number of common shares that may be issued under the plan from 2,166,667 to 2,916,667, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 26,682,332 shares outstanding and entitled to vote. Thus, the holders of 13,341,166 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, we intend to file a Current Report on Form 8-K reporting the preliminary voting results or, if known on a timely basis, the final voting results within four business days following the conclusion of the meeting. If not earlier reported, we expect to report our final voting results in an amendment to our Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1 ELECTION OF DIRECTORS

WorldHeart’s Board of Directors consists of seven directors. There are seven nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by WorldHeart. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Each of Venrock Partners V, L.P., Venrock Associates V, L.P. and Venrock Entrepreneurs Fund V, L.P. (collectively, Venrock), Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Life Sciences Fund, L.P. and Austin W. Marxe (collectively, SSF) and New Leaf Ventures II, L.P. (New Leaf), were granted the right to designate one person for election to the Board of Directors of WorldHeart, so long as each remains the beneficial owner of at least 5% of the outstanding shares of common stock of WorldHeart. Each of Venrock, SSF and New Leaf have designated a person for election to the Board of Directors.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee to recommend that person as a nominee for director, as of the date of this proxy statement. The Corporate Governance and Nominating Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members. For any individual director, the Committee believes that integrity, collegiality and sound business judgment are all key attributes of each of the Company’s directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific experience, qualifications, attributes or skills of each director or nominee that led the Committee to recommend that person as a nominee. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Jeani Delagardelle (54) has served as our director since October 2008 and is a Managing Director of New Leaf Venture Partners, a firm which was established by the former health care principals of the Sprout Group in July 2005. Ms. Delagardelle joined Sprout Group in August 2000 and became the General Partner in July 2001 leaving in July 2005 with the formation of New Leaf Venture Partners. She primarily concentrates on medical device efforts. Previously, she was a General Partner at Weiss, Peck & Greer Venture Partners where she focused on healthcare/technology investments. Before joining Weiss, Peck & Greer Venture Partners, Ms. Delagardelle spent 15 years in senior marketing, sales, business development and general manager positions in the healthcare industry. She was Vice President of Global Marketing for Target Therapeutics (acquired by Boston Scientific) and spent nine years with the Medi-tech division of Boston Scientific in several senior management roles. In addition, Ms. Delagardelle served as Director of Business Operations for Roche Laboratories and Director of Global Marketing for Cell Pro, Inc. Ms. Delagardelle is New Leaf’s designee for nomination to the Board of Directors of WorldHeart. Besides WorldHeart, Ms. Delagardelle serves on the board of directors of six privately held companies. Additionally, she has served on the board of directors of seven other privately held companies over the past five years. Ms. Delagardelle’s extensive experience in the medical device and healthcare industry, both as a financial advisor and board member as well as being employed directly by large medical device and pharmaceutical companies, allows her to contribute her operational, marketing and business development expertise that are important to the Board.

Michael Sumner Estes, Ph.D. (67) has served as our director since April 2007 and currently serves as Chair of the Board of Directors. Since 2006, Mr. Estes has been chairman of the Board of Directors of Medical Entrepreneurs II, Inc., a company that develops and manufactures replacement heart valves. From 2001 until 2005, Mr. Estes worked as an independent consultant to Corazon, Inc., a company formed to develop new technology for the less invasive treatment of heart disease caused by calcium deposits. From 1996 to 1999, Mr. Estes was the President and Chief Executive Officer of Orquest, Inc., a company involved in bone replacement technology. From 1979 to 1995, Mr. Estes held executive positions with American Hospital Supply Corporation and Baxter Healthcare Corporation, including responsibility for the worldwide Cardiovascular Group at Baxter HealthCare. Mr. Estes is currently executive chair of the Board of Directors of nContact, Inc., a private cardiovascular company. Mr. Estes’ prior experience as chief executive officer and his long tenure as Board Chair positions him to contribute to the Board his extensive knowledge of WorldHeart and to provide Board continuity. In addition, Mr. Estes’ experience as Chief Executive Officer of a healthcare company as well as his long history serving in executive positions with large medical device companies, has provided him with operational and industry experience, as well as leadership skills, that are important to the Board.

William C. Garriock (72) has served as our director since December 2003. Since 2003, Mr. Garriock has been a professional company director. From 2000 to 2003, he was the Chairman of MDS SCIEX, the analytical instrument division of MDS Inc, a health and life sciences company. He was also the President of MDS SCIEX from 1994 to 1999. Mr. Garriock was the Executive-at-Large for MDS Inc. from 2000 to 2003. From 1993 to 1994, he was Vice President and Managing Partner (Pharmaceuticals) of MDS Health Ventures Inc. For the previous 18 years, he was the President and CEO of Miles Canada Inc. (now Bayer Canada Inc.), a pharmaceutical, diagnostics and consumer products company. Mr. Garriock is chair of the Board of Directors of Cipher Pharmaceuticals Inc., a pharmaceutical development company listed on the TSX. Previously he was a director of GSW Inc. and Nexia Biotechnologies Inc. Mr. Garriock received his B.Comm. from the University of British Columbia and an MBA from the Kellogg School of Business of Northwestern University. Mr. Garriock’s long tenure on WorldHeart’s Board of Directors positions him to contribute his extensive historical knowledge of the Company and to provide board continuity. Additionally his experience as a president and chief executive officer with several companies in the healthcare industry has provided him with operational, industry and leadership experience that are valuable to the Company.

Anders D. Hove, M.D. (45) has served as our director since October 2008 and is a general partner of Venrock Associates, a venture capital firm, which he joined in January 2004. From 1996 to 2004, Dr. Hove was a fund manager at BB Biotech Fund, an investment firm. From 2002 to 2003, he also served as the chief executive officer of Bellevue Asset Management, the asset manager of BB Biotech and BB Medtech. Dr. Hove serves on the board of directors of a number of privately held companies. He received an M.D. from the University of Copenhagen, a M.Sc. from the Technical University of Denmark and an MBA from INSEAD. Dr. Hove is Venrock’s designee for nomination to the Board of Directors of WorldHeart. Mr. Hove’s extensive financial background, including his experience with several large venture funds, positions him to contribute to the Company as it explores various capital raise activities in the future. Additionally his medical training and experience allow him to make an effective contribution to the Company as it advances its clinical trials.

Eugene B. Jones (62) has served as our director since February 2010 and is currently retired. From 2004 to 2007, Mr. Jones was Chief Financial Officer of Amedica Corporation, an early stage orthopedic implant company. From 1973 to 2002, Mr. Jones worked for KPMG LLP, an international public accounting firm. Mr. Jones was admitted to KPMG’s partnership in 1984 as an audit assurance partner and worked in KPMG’s Salt Lake City, San Francisco, New York City, Silicon Valley and Frankfurt, Germany offices. Mr. Jones serves on the board of directors of Schiff Nutrition International, a public company, as well as two privately held companies. Mr. Jones is a licensed certified public accountant in Utah. Mr. Jones’ extensive public and private accounting background, especially that of serving as an audit partner with an international public accounting firm, position him to make an effective contribution to the understanding of the financial and accounting requirements and needs of the Company and allow him to serve as the Board’s “financial expert”.

John Alexander Martin (58) has served as our President, Chief Executive Office and Director since February 2009. Prior to joining us, Mr. Martin was President of the North American Region and Corporate Vice President of Edwards LifeSciences since 2004. Prior to 2004, he was with Cordis Corporation, a Johnson and Johnson company where he served as Senior Vice President of International and earlier as Vice President of Sales and Marketing. Mr. Martin earned a bachelor’s degree from the University of Kentucky at Lexington. Mr. Martin’s experience with the Company, especially that of serving as President and Chief Executive Officer, bring the requisite detailed knowledge of the Company to the Board. Additionally, Mr. Martin’s historical experience in various sales and marketing roles with medical device companies will be valuable to the Company as it accelerates its clinical trial activities and prepares for commercialization of medical device products.

Austin W. Marxe (70) has served as our director since October 2008, and serves as the President and is a shareholder of AWM Investment Company Inc. (“AWM”). AWM, a Delaware corporation, is a registered Investment Adviser as defined in the Investment Advisory Act of 1940. Mr. Marxe continues to play an integral part in the management of each of Special Situations Fund III, L.P. (“SSF3”), Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Life Sciences Fund, L.P. (formed in 2005). SSF3 is a registered Investment Company as defined in the Investment Company Act of 1940. Mr. Marxe is a member of each of the general partners of the above Funds and is also a limited partner of MGP and serves as an Individual General Partner of SSF3. Mr. Marxe is Special Situations Funds’ designee for nomination to the Board of Directors of WorldHeart. Mr. Marxe’s extensive financial experience in serving as president of an investment company and member of several investment funds, positions him to effectively contribute to the Company as it explores various capital funding alternatives in the future. Mr. Marxe also brings to the Board substantial leadership skills.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

During the fiscal year ended December 31, 2010, our Board of Directors held 11 meetings. During the fiscal year ended December 31, 2010, all directors attended at least 75% of the total meetings of our Board of Directors and committees on which each director served and which were held during the period the director was a director or committee member.

During the fiscal year ended December 31, 2010, our independent directors met in executive sessions at the end of scheduled Board of Directors meeting.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing and reporting practices. The Audit Committee’s role includes overseeing our internal accounting and auditing processes and communicating with management about our business, financial risk and compliance with legal, ethical and regulatory requirements. The Audit Committee is responsible for reviewing all of our financial filings and related disclosures, including financial press releases. The Audit Committee is also responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm we engage to prepare and issue audit reports on our financial statements and also approves all non-audit expenditures for services performed by our independent registered public accounting firm. The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities.

The Audit Committee is composed of Mr. Jones (Chair, who replaced Mr. Goertz in February 2010 when Mr. Goertz resigned from the Board of Directors in January 2010), Mr. Garriock and Mr. Estes. The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act. All members of the Audit Committee are independent as determined by the Board of Directors in accordance with the NASDAQ Stock Market (NASDAQ) corporate governance rules applicable to audit committee membership and United States securities regulations. The Audit Committee met thirteen times during the year ended December 31, 2010.

The Board of Directors has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Jones is and Mr. Goertz, prior to his resignation, was, an “audit committee financial expert” as currently defined by the rules of the SEC regulating these disclosures. The specific responsibilities and functions of the Audit Committee are described in the Amended and Restated Audit Committee Charter a copy of which is posted on the Company’s website. Information contained in, or accessible through, our website is not a part of this proxy statement.

Compensation Committee

The Compensation Committee has the following scope of authority and responsibilities: first, to review, approve and recommend to the Board of Directors the annual goals, objectives and compensation of the President and Chief Executive Officer and to evaluate performance against those goals and objectives; second, to oversee the performance evaluation of our other executive officers and approve and recommend their compensation; third, to oversee the administration of our equity-based compensation and approve grants of equity compensation under our equity incentive plan; and, fourth, to review, modify (as needed) and approve our overall compensation strategy and policies. When reviewing our overall compensation strategy and policies, the Compensation Committee reviews performance goals and objectives relating to compensation, reviews and advises the Board of Directors concerning regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry, and reviews the terms of any employment agreement, severance agreement and change of control protections for our executive officers.

The Compensation Committee has the ability to delegate its authority to administer our equity compensation plan as it determines is appropriate, and Mr. Martin, as President and Chief Executive Officer, has the authority between meetings of the Compensation Committee to grant equity incentives to newly hired non-executive employees in accordance with guidelines established by the Compensation Committee and to report such grants to the Compensation Committee.

The Compensation Committee was composed of Ms. Delagardelle (Chair), Dr. Hove, and Mr. Estes. All Committee members are independent as determined by the Board of Directors in accordance with the NASDAQ Stock Market corporate governance rules. Each member of the Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Code, and a “non- employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. The Compensation Committee met five times during the year ended December 31, 2010. The Board of Directors has adopted a written Compensation Committee Charter, a copy of which was filed with our proxy statement for the 2007 Annual Meeting and is currently posted on the Company’s website. Information contained in, or accessible through, our website is not a part of this proxy statement.

Our Chief Executive Officer and the Chief Financial Officer may attend any meeting of the Compensation Committee unless the Compensation Committee determines that there are portions of the meetings where their presence would be inappropriate. With respect to other executive officers, the Compensation Committee considers recommendations from the Chief Executive Officer regarding total compensation. Those recommendations include salary increases or target incentive award opportunities, based on the evaluation of their performance, job responsibilities, and leadership roles within the Company. While the Compensation Committee considers these recommendations for the Chief Executive Officer’s direct reports, the Compensation Committee does not delegate authority for compensation decisions relating to the Chief Executive Officer and the other executive officers which are determined by the Compensation Committee and the full Board of Directors.

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Cypress Ridge Solutions as compensation consultants. The consultant has been utilized by the Compensation Committee since 2008. The Compensation Committee instructed Cypress Ridge Solutions to obtain outside survey data in order to prepare an executive compensation summary consisting of executive compensation trends and market analysis and to provide recommendations to the Compensation Committee.

Additionally, Cypress Ridge Solutions was engaged to evaluate the appropriateness of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s strategic goals; to assist in refining the Company’s compensation strategy; and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Cypress Ridge Solutions was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Cypress Ridge Solutions also conducted individual interviews with the Compensation Committee Chair and Chief Financial Officer to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Cypress Ridge Solutions ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Cypress Ridge Solutions, the Compensation Committee approved the recommendations and recommended that the Board of Directors approve the recommendations of Cypress Ridge Solutions.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee has three principal responsibilities: first, to recommend candidates for nomination for election to the Board of Directors and to recommend candidates to fill other vacancies that may occur; second, to review the composition of the committees of the Board of Directors; and third, to monitor compliance with and recommend changes to our compliance with corporate governance regulatory requirements. This third responsibility includes monitoring issues of significance to WorldHeart and our stockholders. From January 2009 to January 2010, the Corporate Governance and Nominating Committee was composed of Mr. Garriock (Chair), Dr. Hove and Mr. Goertz. Subsequent to Mr. Goertz’ resignation from the Board of Directors in January 2010, Mr. Garriock and Dr. Hove are the only members of the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent as determined by the Board of Directors in accordance with the NASDAQ Stock Market corporate governance rules. The Corporate Governance and Nominating Committee met once during the year ended December 31, 2010. The Board of Directors has adopted a written Corporate Governance and Nominating Committee Charter, a copy of which is posted on the Company’s website. Information contained in, or accessible through, our website is not a part of this proxy statement.

Although no established specific minimum qualifications for director nominees have been adopted, the Corporate Governance and Nominating Committee reviews the backgrounds and qualifications of directors and potential nominees and considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having a commitment to rigorously represent the long-term interest of the Company stockholders. The Corporate Governance and Nominating Committee annually reviews the nominees for the Board. This review considers the nominees in relation to the current composition of the Board and also considers our current circumstances. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees; however, in conducting this assessment, the Corporate Governance and Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Corporate Governance and Nominating Committee also considers director candidates who are recommended by our stockholders. Any stockholder may recommend a candidate for director by contacting the Corporate Governance and Nominating Committee at the address provided under the heading “Communication with the Board of Directors” below. This process, however, is separate and distinct from the SEC requirements that must be met by a stockholder in order to have a stockholder proposal included in our proxy statement. To date, the Corporate Governance and Nominating Committee has not received any recommendations from stockholders requesting consideration of a candidate for inclusion among the slate of nominees in our proxy statement.

Board of Directors

Our independent directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the Board of Directors. The members of our Board of Directors are encouraged, but are not required, to attend the Annual Meeting of Stockholders. Mr. Jones attended our 2010 Annual Meeting and Mr. Estes participated by conference telephone.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Delagardelle, Mr. Estes, Mr. Garriock, Dr. Hove, Mr. Jones, and Mr. Marxe; Mr. Goertz who served as a director until his resignation in January 2010 was considered to be an independent director. In making this determination, the Board of Directors found that none of the directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Martin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Mr. Estes, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

ETHICAL BUSINESS CONDUCT

The Board of Directors has adopted a written Code of Ethics for our directors, officers, employees and consultants. A copy of the Code of Ethics has been previously filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 and is available on our website at www.worldheart.com or upon written request to World Heart Corporation, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116, Attention: Chief Financial Officer. Each employee and officer must confirm in writing that they have read and understood the Code of Ethics. We have implemented a whistle blower policy which allows employees to report any conduct that is not compliant with the Code of Ethics on an anonymous and/or confidential basis.

We intend to disclose any amendments to, or waivers from, our Code of Ethics that are required to be publicly disclosed pursuant to rules of the SEC and NASDAQ by filing such amendment or waiver with the SEC. We have not filed any material change report during the financial year ended December 31, 2010 that pertains to any conduct of a director or executive officer that constitutes a departure from the Code of Ethics. No waivers from the Code of Ethics have been sought or granted.

In the event any transactions or agreements occur in respect of which a director has a material interest, the director will recuse himself from voting on the matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.

The Board of Directors sets the tone for ethical conduct throughout WorldHeart by considering and discussing ethical considerations when reviewing corporate transactions and our activities. The Corporate Governance and Nominating Committee, which is comprised of entirely independent directors, oversees our Code of Ethics and compliance with various regulatory requirements.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may contact an individual director, the Board of Directors as a group or a specific committee of the Board of Directors, including the non-management directors as a group, by the following means: by mail to Investor Relations, World Heart Corporation, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116; or by email to investors@worldheart.com. You must include your name and address and indicate whether you are a stockholder of WorldHeart. We will initially compile all communications and summarize all lengthy, repetitive or duplicative communications before forwarding them to the addressee. We will not forward non-substantive communications, communications that pertain to personal grievances or communications that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about WorldHeart, but instead will forward them to the appropriate department within WorldHeart for resolution. In this case, the Corporate Secretary will retain a copy of such communication for review by any director upon his request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and people who own more than ten percent of our stock, to file reports of ownership and reports of changes in ownership with the SEC. All of these people are required by SEC regulation to provide us with a copy of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Based on the considerations above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved, the inclusion of the United States Generally Accepted Accounting Principles (“U.S. GAAP”) audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 31, 2011.

AUDIT COMMITTEE

Eugene Jones, Chair

William Garriock

Michael Estes

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Burr Pilger Mayer, Inc. has audited the Company’s financial statements since 2007. The following table sets forth the fees billed to us for audit work and other services performed by Burr Pilger Mayer, Inc. for the years ended December 31, 2010 and December 31, 2009.

	Year Ended December 31,
	2010	2009
Audit Services	$151,000	$150,000
Audit-Related Services	11,000	1,500
Tax Services	28,000	34,000
Other Services	—	—

Total	$190,000	$185,500

AUDIT FEES

Audit fees consist of the aggregate fees billed by Burr Pilger Mayer, Inc. for professional services rendered for the audit of our financial statements and for the reviews of the financial statements included in our Forms 10-Q. Audit fees related to the annual financial statements were $98,500 and $98,000, respectively, for the years ended December 31, 2010 and 2009. Additionally, audit fees related to the quarterly reviews were $52,500 and $52,000, respectively, for the years ended December 31, 2010 and 2009.

AUDIT-RELATED FEES

Audit-related fees consist of the aggregate fees billed by Burr Pilger Mayer, Inc. for professional services rendered in their review of SEC filed registration statements and proxy statements, the issuance of consents and consultations regarding financial accounting and reporting.

TAX FEES

Tax fees consist of the aggregate fees billed by Burr Pilger Mayer, Inc. for professional services rendered on tax compliance matters, including tax return preparation, tax consulting and advisory services, consisting primarily of tax advice rendered in connection with the reincorporation of the company in the United States, and assistance with various tax related questions, including sales tax reporting and collection obligations. Tax compliance and preparation fees were $15,000 and $21,000, respectively, for the years ended December 31, 2010 and 2009. Tax consulting and advisory services were $13,000 and $13,000, respectively, for the years ended December 31, 2010 and 2009.

PRE-APPROVAL POLICIES AND PROCEDURES

Under its charter adopted by the Board of Directors on December 16, 2003 and amended in March 8, 2010, the Audit Committee has the authority and responsibility to review and approve in advance all auditing services of the independent registered public accounting firm, including related fees and terms, and all non-audit service mandates, including related fees and terms, to the extent permitted by applicable laws, regulations and policies. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve non-audit services to be provided by the independent registered public accounting firm provided that any such approvals made by the designated individuals will be reported to the full Audit Committee at its next scheduled meeting. All of the services described above were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S INDEPENDENCE

The Audit Committee has determined that the rendering of all the aforementioned services by Burr Pilger Mayer, Inc. were compatible with maintaining the independent registered public accounting firm’s independence.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE WORLD HEART CORPORATION

2006 EQUITY INCENTIVE PLAN

The Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted The World Heart Corporation 2006 Equity Incentive Plan (the “Plan”), formerly known as the World Heart Corporation Employee Stock Option Plan, on July 27, 2006 and again on November 10, 2006, to be effective as of the date of shareholder approval. Our shareholders approved the Plan on December 20, 2006.

The Plan is an element of the Company’s overall compensation strategy to align employee compensation with the Company’s business objectives, strategy and performance. The Plan is designed to reward the Company’s employees for delivering measurable results. The Company is dependent on its ability to attract and retain qualified scientific, technical and key management personnel. The purpose of the Plan is to enable the Company to attract, retain and reward highly qualified individuals who contribute to our success and motivate them to enhance the value of the Company.

If Proposal 2 is adopted, the maximum number of common shares eligible to be awarded under the Plan would be increased by 750,000 common shares from 2,166,667 to 2,916,667 common shares, and certain stock award limits set forth in the Plan for compliance with certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”) would be reapproved. The Company and the investors agreed that the number of shares eligible for grant under the Plan should be increased to 2,916,667, which would represent approximately 11% of the issued and outstanding shares of WorldHeart, without giving effect to securities exercisable into common shares such as warrants or options issuable under the plan and the Company agreed to seek shareholder approval for such increase. This increase would assist the Company in achieving certain objectives set by the Board. As of March 31, 2011, approximately 7,345 common shares were available for grant under the Plan and options exercisable for 2,159,322 common shares were outstanding under the Plan.

Approval of a majority of the votes cast at the Annual Meeting of Shareholders, in person or by proxy is required for this Proposal 2. Shares represented by executed proxies will be voted, if authority to do so is not withheld, in favor of the approval. Abstentions and broker non-votes will be counted towards a quorum, but are not counted towards the vote total for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

SUMMARY DESCRIPTION OF THE PLAN

The following description of the Plan below is qualified in its entirety by reference to the provisions of the amended and restated Plan itself.

Purpose of the Plan

The Company, by means of the Plan, seeks to retain the services of persons who are now employees, directors or consultants of the Company, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. The purpose of the Plan is to provide a means by which employees, directors and consultants of the Company may be given an opportunity to benefit from increases in value of the Company’s common shares through the granting of the following types of awards: (i) incentive stock options; (ii) non-statutory stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units awards; (vi) performance shares; and (vii) other share-based awards. As of March 31, 2011, the last reported sales price of the Company’s common shares on the Nasdaq Capital Market was $1.27. Currently, an undetermined number of consultants, six non-employee directors, four executive officers and all of WorldHeart’s employees and non-executive officers are entitled to participate in the Plan.

Plan Basics

Eligible participants:		Employees, directors and consultants of the Company and its affiliates

Types of awards:	Incentive stock options Non-statutory stock options Stock appreciation rights Other share-based awards	Restricted stock awards Restricted stock unit awards Performance shares

Shares available for issuance:		Subject to adjustments and the proposed amendment, 2,916,667 shares of the Company’s common shares are reserved under the Plan. If any outstanding option or stock appreciation right expires or is terminated or any restricted stock or other share-based award is forfeited, then the shares allocable to the unexercised or forfeited portion of the award may again be available for issuance under the Plan.

Code Section 162(m) Annual Limitation:		No more than 3,000,000 shares of common shares subject to stock awards may be granted to an eligible participant in any calendar year. Shareholder approval of this proposal will also constitute re-approval of this limitation for purposes of Code Section 162(m). This limitation assures that any deductions to which we would otherwise be entitled either upon the exercise of stock options or stock appreciation rights granted under the Plan or upon the subsequent sale of the shares acquired under those stock awards, will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Code Section 162(m).

Administration:		The Board of Directors has the authority to delegate some or all of the administration of the Plan to a committee or committees composed of one or more members of the Board of Directors. In the discretion of the Board of Directors, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Board has delegated administration of the Plan to the Compensation Committee of the Board. Subject to the provisions of the Plan, the Compensation Committee has the authority to determine the provisions of each stock award granted, the number of shares subject to each stock award, and the time or times a participant is permitted to receive stock or cash pursuant to a stock award. The Compensation Committee has the power to accelerate the vesting and exercisability of a stock award. As administrator of the Plan, the Compensation Committee has the authority to construe and interpret its provisions.

Effective date:		The Plan was effective upon approval by the Company’s shareholders on December 20, 2006.

Plan term:		The Plan will terminate on the tenth anniversary of the original date of Board of Directors approval unless earlier terminated by the Board of Directors.

Capitalization adjustments:	The Plan share reserve, the Section 162(m) annual limitation, purchase price and number of shares subject to outstanding stock awards shall be appropriately adjusted in the event of a stock split, reverse stock split, stock dividend, merger, consolidation, reorganization, recapitalization, or similar transaction not involving the receipt of consideration by the Company.

Change in control:	In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any stock awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders in the transaction for those outstanding under the Plan). If an acquiring entity refuses to assume or substitute for the stock award, then vesting and exercisability of stock awards held by current service providers will be accelerated in full and the stock awards will terminate if not exercised (if applicable) at or prior to such event. The Board has the discretion under the Plan to provide stock award vesting acceleration in individual award agreements.

Awards in foreign countries:	The Board of Directors may adopt modifications, procedures and sub-plans as may be necessary or desirable to grant stock awards to employees and directors who are working outside of the United States.

Stock Options and Stock Appreciation Rights

Term:	Not more than 10 years from the date of grant.

Exercise price:	Not less than 100% of the fair market value of the underlying stock on the date of grant, 110% of an incentive stock option granted to a ten percent shareholder.

Method of exercise:	Cash	Delivery of common shares (including delivery by attestation)

	Net exercise	Pursuant to a program developed with a broker

Any other form of legal consideration

Transferability:	Incentive stock options are nontransferable, except upon death. Non-statutory stock options and stock appreciation rights are transferable as provided in the applicable award agreement. With permission of the Board of Directors some non-statutory stock options may be transferred to certain family members of the optionholder.

Vesting:	To be determined by the Board of Directors at the time of grant; the Board of Directors may accelerate vesting and exercisability at any time.

Termination of service:

Unvested portion of option or stock appreciation right is forfeited; limited post-termination exercise period may be imposed, for example:

•    3 months after continuous service to the Company or an affiliate terminates, except:

•    immediately if separation is for cause.

•    at least 6 months if separation due to disability.

•    at least 6 months if separation due to death.

Payment:	Stock appreciation rights may be settled in cash (subject to liability award accounting), stock, or in a combination of cash and stock.

Restricted Stock Awards; Restricted Stock Unit Awards; Performance Shares; and Other Share-Based Awards

Purchase price:	Determined by the Board of Directors at time of grant; may be zero if permissible under applicable law.

Consideration:	Determined by the Board of Directors at the time of grant; may be in any form permissible under applicable law.

Vesting:	Determined by the Board of Directors at time of grant; may be based on achievement of performance objectives. The Board of Directors may accelerate vesting at any time.

Performance objectives:	To assure that the compensation attributable to one or more performance stock awards will qualify as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Code Section 162(m) of the Code, the Board of Directors may condition the grant or vesting of stock awards upon the attainment of one or more of the performance objectives listed below or upon such other factors as the Board of Directors may determine.

	• Return on total shareholder equity • Net income • Stock price • Net earnings • Related return ratios • Cash flow • Earnings before interest, taxes, depreciation, and amortization	• Revenues • Return on total capital • Profit before taxation • Product development milestones • Clinical trial milestones

Transferability:	Stock awards are transferable as only provided in the applicable stock award agreement.

Termination of service:	Unvested portion of the stock award is forfeited.

Dividend equivalents:	Dividend equivalents may be credited in respect of common share equivalents underlying Restricted Stock Unit Awards and Performance Shares.

Payment:	Restricted stock restricted stock units and performance shares may be settled only in common shares. Other share-based awards may be settled in cash (subject to liability award accounting), stock, or in a combination of cash and stock.

Deferral of award payment:	The Board of Directors may establish one or more programs to permit selected participants to elect to defer receipt of consideration upon vesting of restricted stock unit awards and performance shares, the satisfaction of performance objectives, or other events which would entitle the participant to payment, receipt of common shares or other considerations.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is only a brief summary of the effect of U.S. federal income taxation on the Plan participants and the Company. This summary does not discuss the income tax laws of any other jurisdiction (such as a local, state or country in which the recipient of the award may reside). For purposes of this discussion “Code” is the Internal Revenue Code of 1986, as amended.

Incentive Stock Options. No regular federal income tax will be payable by the participant or the Company at the time of grant or exercise of an incentive stock option that satisfies the requirements of Code Section 422; however, alternative minimum tax may be payable upon exercise on the difference between the exercise price and the fair market value of the shares. The participant will recognize long term capital gain or loss on the sale or exchange of the shares acquired upon the exercise of the incentive stock option if the participant sells or exchanges the shares at least two years after the date of grant and more than one year after the date of exercise. If the participant sells or exchanges the shares earlier than the expiration of these two holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the date of exercise and the difference between the sales price and the exercise price. Any additional gain on the sale of the shares will be capital gain. The Company will be entitled to deduct the amount, if any, that the participant recognizes as ordinary income, subject to certain reporting requirements.

Non-statutory Stock Options. No tax will be payable by the participant or the Company at the time of grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the excess, if any, of the fair market value of the shares with respect to which the award is exercised over the exercise price of the award will be treated for Federal tax purposes as ordinary income. Any additional profit or loss realized on the sale or exchange of the shares will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the exercise price.

Restricted Stock. Generally, no taxes are due when the restricted stock award is initially granted and no deduction will be taken by the Company at that time. The difference between the fair market value of the shares subject to the award and the price paid for such shares, if any, is taxable as ordinary income when the shares are no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable) or upon grant if a valid section 83(b) election is made. The Company will be entitled to a corresponding deduction at the time the participant is subject to tax. Any additional profit or loss realized on the sale or exchange of the shares will be treated as a capital gain or loss.

Restricted Stock Units and Performance Shares. Generally, no taxes are due when the restricted stock units or performance shares are initially granted and no deduction is taken by the Company at that time. Subject to the award satisfying the requirements of Code Section 409A, the fair market value of the shares awarded is taxable to the participant when such shares are paid to the participant. The Company will be entitled to deduct the amount, if any, that the participant recognizes as ordinary income.

Code Section 162(m). Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The Plan is intended to enable the Compensation Committee to grant awards that will be exempt from the deduction limits of Code Section 162(m).

Under Code Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a Compensation Committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the shareholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a Compensation Committee composed solely of “outside directors,” (ii) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, (iii) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the maximum amount, payable upon attainment of the performance goal).

Deferred Compensation. Restricted stock awards, restricted stock unit awards and performance shares that may be deferred beyond the vesting date will be treated as deferred compensation subject to the design limitations and requirements of Code Section 409A. If the requirements of Code Section 409A are not satisfied, deferred amounts will be subject to tax upon vesting at ordinary income rates plus an additional penalty equal to 20% of the amount deferred.

New Plan Benefits under Amendment

All of the awards under the Plan will be discretionary. Therefore, the benefits and amounts that may be granted to Company’s executive officers, directors and other employees under the Plan are not determinable. Stock options granted to the Named Executive Officers in 2010 are set forth below under “Compensation of Executive Officers—Summary of Compensation.” Stock options granted to non-employee directors are set forth under “Election of Directors—Compensation of Directors.”

Equity Compensation Plan Information

The following table provides certain information with respect to each of our equity compensation plans in effect as of December 31, 2010:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Averaged Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	16,558,115	$3.22	321,539
Equity plans not approved by security holders	—	—	—

Total	16,558,115	$3.22	321,539

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL No. 2. SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of shares of our common stock as of March 31, 2011 by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding shares of common stock; (ii) each Named Executive Officer named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by them that are exercisable within 60 days after March 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Outstanding Shares (1)
Austin W. Marxe and David M. Greenhouse (2)	10,004,257	33.4%
153 East 53rd Street
New York, NY 10022

New Leaf Venture Management II, L.L.C. (3)	9,182,223	30.8%
7 Times Square, Suite 1603
New York, NY 10036

Venrock Funds (4)	9,047,172	30.6%
3340 Hillview Avenue
Palo Alto, CA 94304

Austin W. Marxe (2)(5)	10,012,257	27.5%
Jeani Delagardelle (3)(6)	9,190,223	25.2%
Anders D. Hove (4)(7)	9,055,172	24.9%
John Alexander Martin (8)	235,169	*
Jal S. Jassawalla (9)	161,996	*
Morgan R. Brown (10)	55,000	*
Michael S. Estes (11)	16,333	*
William C. Garriock (12)	8,700	*
Eugene B. Jones (13)	2,667	*
Gary W. Goertz	—	*
All Directors and Executive Officers as a Group (10) persons) (14)	28,737,518	78.9%

*	Represents less than 1%
(1)	Percentage ownership is based on 26,682,332 shares of common stock outstanding as of March 31, 2011.
(2)

Includes 790,719 shares of common stock and warrants to purchase 318,051 shares of common stock each held by Special Situations Cayman Fund. Includes 2,178,712 shares of common stock and warrants to purchase 877,366 shares of common stock each held by Special Situations Fund III, QP, L.P. Includes 790,718 shares of common stock and warrants to purchase 318,051 shares of common stock each held by Special Situations Private Equity Fund, L.P. Includes 1,678,249 shares of common stock and warrants to purchase 1,136,673 shares of common stock each held by Special Situations Life Sciences Fund, L.P. Includes 1,015,286 shares of common stock and warrants to purchase 468,684 shares of common stock owned individually by Austin Marxe. Includes 312,048 shares of common stock and warrants to purchase 120,000 shares of common stock individually owned by David Greenhouse. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. Austin Marxe and David Greenhouse have voting and investment power over the shares listed above. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the

Special Situations Private Equity Fund, L.P. and the Special Situations Life Sciences Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The funds listed above (collectively, the “Special Situations Funds”) are entitled to designate a nominee for election to our Board of Directors so long as certain ownership requirements are met. Austin W. Marxe is a member of our Board of Directors pursuant to a designation by the Special Situations Funds.

(3)	Includes 6,063,603 shares of common stock and warrants to purchase 3,118,620 shares of common stock. The investment committee of New Leaf Ventures II, L.P. (“New Leaf”), consisting of the members of New Leaf Venture Management II, L.L.C. (Srinivas Akkaraju, Philippe O. Chambon, Jeani Delagardelle, Ronald Hunt, Vijay K. Lathi and James Niedel), have the power to vote or dispose of the shares listed above. Each of the foregoing members disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. New Leaf is entitled to a board nominee on our Board of Directors depending on certain ownership requirements of our shares. Jeani Delagardelle is a director on our Board of Directors pursuant to a designation by New Leaf.
(4)	Includes 5,560,644 shares of common stock and warrants to purchase 2,602,619 shares of common stock, each held directly by Venrock Associates V, L.P. Includes 130,650 shares of common stock and warrants to purchase 61,150 shares of common stock, each held directly by Venrock Entrepreneurs Fund V, L.P. Includes 471,450 shares of common stock and warrants to purchase 220,659 shares of common stock, each held directly by Venrock Partners V, L.P. Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P. are collectively referred to herein as the “Venrock Funds”. Venrock Management V, LLC, VEF Management V, LLC and Venrock Partners Management V, LLC (collectively, the “Venrock GPs”) are the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P., respectively, and may be deemed to own beneficially all of the shares of common stock and warrants held by the Venrock Funds. Each Venrock GP disclaims beneficial ownership of all of the shares of common stock and warrants held by the Venrock Funds except to the extent of their indirect pro-rata pecuniary interest therein. The Venrock Funds are entitled to a board nominee on our Board of Directors depending on certain ownership requirements of our shares. Anders Hove is a director on our Board of Directors as a designee of the Venrock Funds. Mr. Hove is a member of each Venrock GP and disclaims beneficial ownership of all of the shares of common stock and warrants held by the Venrock Funds except to the extent of his indirect pro-rata pecuniary interest therein.
(5)	Includes 8,000 options exercisable for shares of common stock within 60 days of March 31, 2011.
(6)	Includes 8,000 options exercisable for shares of common stock within 60 days of March 31, 2011.
(7)	Includes 8,000 options exercisable for shares of common stock within 60 days of March 31, 2011.
(8)	John Alexander Martin joined WorldHeart as President and Chief Executive Officer on February 4, 2009. Includes 235,169 options for shares of common stock exercisable within 60 days of March 31, 2011.
(9)	Includes 83,087 options for shares of common stock exercisable within 60 days of March 31, 2010. Includes 576 performance bonus shares. Also includes 1,433 shares held by Jal S. Jassawalla and Janette Diane Jassawalla, Trustees for the Jassawalla Family Trust U/A.
(10)	Morgan R. Brown joined WorldHeart as Executive Vice President and Chief Financial Officer on August 10, 2009. Includes 55,000 options for shares of common stock exercisable within 60 days of March 31, 2011.
(11)	Includes options for 16,333 shares of common stock. All of those options are exercisable within 60 days of March 31, 2011.
(12)	Includes options for 8,700 shares of common stock. All of those options are exercisable within 60 days of March 31, 2011.
(13)	Includes options for 2,667 shares of common stock. All of those options are exercisable within 60 days of March 31, 2011.
(14)	Includes options for an aggregate of 503,865 shares of common stock held by executive officers and directors as a group that are exercisable within 60 days of March 31, 2011. In addition, see footnotes (2), (3) and (4).

EXECUTIVE OFFICERS

Set forth below is the name, age and biographical information for each executive officer of the Company who is not a nominee for director.

Morgan R. Brown (42) has served as our Executive Vice President, Chief Financial Officer and Secretary since August 2009. From 2008 to 2009, Mr. Brown was Chief Financial Officer and Senior Vice President of Lifetree Clinical Research, a privately held clinical research organization. From 2000 to 2007, Mr. Brown served in various capacities, most recently as Vice President and Treasurer of NPS Pharmaceuticals, Inc., a Russell 2000 public biotech Company. From 1993 to 2000, Mr. Brown worked for KPMG LLP, in Salt Lake City. Mr. Brown is a licensed certified public accountant in Utah. He received his MBA from the University of Utah and his Bachelor of Science degree in accounting from Utah State University.

Jal S. Jassawalla (65) has served as our Executive Vice President and Chief Technology Officer since February 5, 2009. Mr. Jassawalla served as our director from December 2005 until February 2009 and as President and Chief Executive Officer from July 2004 until February 2009. From June 2000 to July 2004, Mr. Jassawalla served initially as Senior Vice President and subsequently as Executive Vice President and Chief Technical Officer with responsibility for research and development, clinical affairs, clinical and technical support and quality. Mr. Jassawalla was a co-founder of Novacor Medical Corporation in 1979. He was Vice President of research and development from 1988 to 2000 in Baxter Healthcare Corporation’s Novacor Division. He became an employee in June 2000 when WorldHeart acquired the Novacor division of Edwards LifeSciences LLC, a March 2000 spin-off from Baxter Healthcare Corporation. Mr. Jassawalla received his Master of Science in Mechanical Engineering from Stanford University, and an MBA from the University of California, Berkeley, with specialization in Finance. He is a fellow of the American Institute of Medical and Biological Engineering.

Dr. John C. Woodard (55) has served as our Senior Vice President of Scientific Affairs since June 2010. Dr. Woodard most recently served as Chief Scientific Officer for Ventracor Limited, an Australian-based public company focused on the development of a left ventricular assist device for late-stage heart failure patients, from 2005 to 2010. From 2001 until 2005, Dr. Woodard served as a member of senior management at Ventracor. Dr. Woodard has served in a number of medical device companies including, Micromedical Industries Limited, CHAD Research Laboratories, Novacor Division of Baxter Healthcare Corporation and Heart Research Institute of San Francisco. Dr. Woodard’s educational accomplishments include a Bachelor in Electrical Engineering, a Master of Science in Biophysics and a Doctor of Philosophy in Biomedical Engineering at the University of South Wales.

EXECUTIVE COMPENSATION

The following table shows all compensation awarded to, earned by, or paid to J. Alex Martin, our President and Chief Executive Officer, Morgan R. Brown, our Executive Vice President and Chief Financial Officer, and Jal S. Jassawalla, our Executive Vice President and Chief Technology Officer, who are our two other most highly compensated executive officers at the end of fiscal year 2010 (the “Named Executive Officers”). The table is for the fiscal years ended December 31, 2010 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Alex Martin	2010	326,400		—	201,975	42,048	—	3,110	(3)	573,534
President and Chief Executive Officer	2009	292,944	—	—	874,168	24,168	—	157,589	(3)(5)	1,348,869

Morgan R. Brown	2010	250,000	—	—	141,454	22,471	—	3,040	(3)(4)	416,964
Executive Vice President and Chief Financial Officer	2009	100,962	—	—	512,168	7,067	—	548	(3)	620,745

Jal. S. Jassawalla	2010	300,472	—	—	201,975	31,474	—	13,296	(3)(4)	547,218
Executive Vice President and Chief Technology Officer	2009	304,532	—	—	617,857	21,622	—	11,120	(3)(4)	955,131

(1)	Represents the grant date fair value of options computed in accordance with FASB ASC Topic 718. The options vest over a four year period which includes cliff vesting for the first year and monthly vesting thereafter. For additional information on the valuation assumptions with respect to these options, refer to Note 9 of the Notes to our Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 31, 2011. These amounts represent the fair value of the awards on the grant date and do not correspond to the actual income that will be recognized by the officers.
(2)	Represents 2010 cash performance bonus earned in 2010 and paid in 2011. Also represents cash portion of the performance bonus earned in 2009 and paid in 2010 for Mr. Martin and Mr. Jassawalla and paid in 2011 for Mr. Brown.
(3)	Represents Group Term Life Insurance premiums paid in 2010 and 2009.
(4)	Includes 401(k) plan employer matching contributions for 2010 and 2009.
(5)	Includes relocation benefits provided to Mr. Martin upon his hire as Chief Executive Officer, including temporary housing, transport of household goods, closing costs on new home purchase, selling costs on prior residence, travel costs, and tax gross ups for 2009.

NARRATIVE DISCLOSURES TO SUMMARY COMPENSATION TABLE

It is our policy to award stock options at an exercise price equal to the closing price of our common stock on the business day prior to the date of the grant in accordance with the terms of our 2006 Equity Incentive Plan. For purposes of determining the grant date of stock option awards, the grant date is deemed to be the date on which the Compensation Committee approves the stock option grant or start date for new hires. We have in the past granted performance share awards to our employees, including our Named Executive Officers, and may do so in the future, although we have no present intention of doing so.

We entered into an offer letter with Mr. J. Alex Martin effective February 4, 2009. Under the terms of the offer later, Mr. Martin received an initial annual base salary of $320,000. Mr. Martin is also eligible for a target bonus of up to 30% of his annual base salary, based upon the achievement of objectives to be agreed upon by the Board of Directors or Compensation Committee. Mr. Martin was also provided with reimbursement for certain relocation-related expenses of $107,000, plus additional tax gross-up payments. On February 5, 2009, Mr. Martin received an option to purchase 397,618 shares of common stock of the Company at $2.35 per share pursuant to the Company’s 2006 Equity Incentive Plan. The option vests at the rate of 25% of the shares on the twelve month anniversary of Mr. Martin’s appointment as President and Chief Executive Officer, with the remaining shares vesting monthly thereafter over a three year period, subject to his continued employment. Contingent on his continued employment, Mr. Martin is also eligible to receive additional equity incentive grants on the first and second anniversaries of his appointment as President and Chief Executive Officer, conditioned upon the achievement of certain performance metrics. Such grants will provide Mr. Martin with the option to purchase that number of shares representing 0.5% of the Company’s total issued and outstanding shares as of the respective grant date, subject to vesting over a four year period, consistent with the initial grant, and subject to his continued employment. On February 4, 2010, the Compensation Committee of the Board of Directors of the Company, upon delegation by the Board of Directors of the Company, determined that certain performance metrics established in connection with Mr. Martin’s offer letter had been met by Mr. Martin. Mr. Martin received a discretionary option to purchase 36,838 shares of common stock of the Company at $6.10 per share. 25% of the shares subject to the option vest on February 4, 2010, with the remaining shares vesting monthly thereafter over a three year period. On February 10, 2011, Mr. Martin received a discretionary option to purchase 134,400 shares of common stock of the Company at $1.65 per share, 25% of the shares subject to the option vest on February 4, 2011, with the remaining shares vesting monthly thereafter over a three year period.

We entered into an employment arrangement with Mr. Jal S. Jassawalla on April 9, 2009. The employment agreement amended, restated and superseded in its entirety the prior offer letter between the Company and Mr. Jassawalla dated June 23, 2000, as amended. Mr. Jassawalla’s initial base annual salary under the employment agreement is $304,532. Mr. Jassawalla will be eligible for a target bonus of up to 25% of his annual base salary, to be awarded at the discretion of the Board of Directors as exercised in accordance with the incentive compensation practices and plans of the Board of Directors and the Compensation Committee from year to year. On April 9, 2009, the Compensation Committee, upon delegation by the Board of Directors, approved a grant to Mr. Jassawalla of an option to purchase 265,079 shares of common stock of the Company at $2.50 per share pursuant to the Company’s 2006 Equity Incentive Plan. The option will vest at the rate of 25% of the shares on the twelve month anniversary of April 9, 2009, with the remaining shares vesting monthly thereafter over a three year period, subject to his continued employment. Contingent on his continued employment, Mr. Jassawalla will also be eligible to receive additional equity incentive grants on the first and second anniversaries of April 9, 2009, conditioned upon the achievement of certain performance metrics. Such grants will provide Mr. Jassawalla with the option to purchase that number of shares representing 0.5% of the Company’s total issued and outstanding shares as of the respective grant date, subject to vesting over a four year period consistent with the grant on April 9, 2009, and subject to his continued employment. On February 4, 2010, the Compensation Committee of the Board of Directors of the Company, upon delegation by the Board of Directors of the Company, determined that certain performance metrics established in connection with Mr. Jassawalla’s offer letter had been met by Mr. Jassawalla. Mr. Jassawalla received a discretionary option to purchase 36,838 shares of common stock of the Company at $6.10 per share, 25% of the shares subject to vest on February 4, 2011, with the remaining shares vesting monthly thereafter over a three year period. On February 10, 2011, Mr. Jassawalla received a discretionary option to purchase 69,400 shares of common stock of the Company at $1.65 per share, 25% of the shares subject to the option vest on February 10, 2012, with the remaining shares vesting monthly thereafter over a three year period

We entered into an employment agreement with Mr. Morgan R. Brown on August 10, 2009. Mr. Brown is entitled to receive an initial annual salary of $250,000. Additionally, he received an option to purchase 110,000 shares of common stock of the Company at $4.95 per share. The option will vest at the rate of 25% of the shares on the twelve month anniversary, with the remaining shares vesting monthly thereafter over a three year period, subject to his continued employment. Contingent on his continued employment, Mr. Brown will also be eligible to receive additional equity incentive grants on or around the first and second anniversaries of August 10, 2009, conditioned upon the achievement of certain performance metrics, subject to continued employment and subject to vesting over a four year period consistent with the grant on August 10, 2009. On February 4, 2010, Mr. Brown received a discretionary option to purchase 22,000 shares of common stock of the Company at $6.10 per share, 25% of the shares subject to vest on February 4, 2011, with the remaining shares vesting monthly thereafter over a three year period. On September 1, 2010, the Compensation Committee of the Board of Directors of the Company, upon delegation by the Board of Directors of the Company, determined that certain performance metrics established in connection with Mr. Brown’s offer letter had been met by Mr. Brown. Mr. Brown received a discretionary option to purchase 11,000 shares of common stock of the Company at $2.12 per share. 25% of the shares subject to the option vest on September 1, 2011, with the remaining shares vesting monthly thereafter over a three year period. On February 10, 2011, Mr. Brown received a discretionary option to purchase 25,000 shares of common stock of the Company at $1.65 per share, 25% of the shares subject to the option vest on February 10, 2012, with the remaining shares vesting monthly thereafter over a three year period.

On September 8, 2009, we entered into a change of control and severance agreement (Change of Control and Severance Agreement) with each of Mr. Martin, Mr. Jassawalla, and Mr. Brown. The agreements were previously approved by the Compensation Committee of the Board of Directors.

The Change of Control and Severance Agreement provides the executive officers certain severance and change in control benefits. If the Company terminates the executive officer without Cause or if the executive officer resigns with Good Reason immediately prior to or within 12 months following a Change of Control, as those terms are defined in the Change of Control and Severance Agreement, then each of these executive officers will be entitled to: (i) a payment equal to a certain number of months of his base salary (twelve months for Mr. Martin and nine months for Mr. Jassawalla and Mr. Brown) and a certain percentage of his target annual bonus then in effect (100% for Mr. Martin and 75% for Mr. Jassawalla and Mr. Brown), (ii) vesting acceleration as to 100% for Mr. Martin and 75% for Mr. Jassawalla and Mr. Brown of his outstanding stock options or restricted stock awards, and (iii) payments of premiums for continued health insurance coverage under COBRA for up to the same number of months as the severance period, all of which are subject to the executive officer’s execution of a binding release of claims.

If we terminate the executive officer without Cause or if the executive officer resigns with Good Reason not in connection with the Change of Control event, then each of these executive officers will be entitled to: (i) a continuation of his base salary for a certain number of months (twelve months for Mr. Martin and nine months for Mr. Jassawalla and Mr. Brown), (ii) waiver of one-year cliff vesting requirement for any options that have not reached the one-year vesting cliff date and a credit for vesting on his termination date equal to a certain fraction (1/48th for Mr. Martin and Mr. Brown and 1/48th or 1/36th for Mr. Jassawalla, as applicable based on the vesting schedule of the subject option) of the option shares multiplied by each full month of his employment with the Company since the vesting commencement date of the option, and (iii) payments of premiums for continued health insurance coverage under COBRA for up to the same number of months as his severance, all of which are subject to the executive officer’s execution of a binding release of claims.

On February 10, 2011, the Compensation Committee approved, and the Board of Directors confirmed, the 2010 Performance Bonus Program for our executives and other employees. Performance bonuses are for all employees, including the executive officers, and they are earned upon the achievement of certain performance milestones relevant to our business and the accomplishment of an individual’s goals as approved by management. On February 10, 2010, the Compensation Committee determined, and the Board of Directors confirmed, that certain minimum performance goals established in connection with the 2010 Performance Bonus Program had not been met during the 2010 fiscal year but the Committee decided in light of the overall performance to waive the minim target requirements and award cash bonuses pursuant to the 2010 Performance Bonus Program to the executive officers and other Company employees. All bonus amounts were paid on March 25, 2011.

On March 25, 2009, the Compensation Committee approved, and the Board of Directors confirmed, the 2009 cash performance bonus program for our executive officers and other employees. Performance bonuses are for all employees, including the executive officers, and they are earned upon the achievement of certain performance milestones relevant to our business. The performance milestones are based generally on pre-clinical and clinical trials, revenue and financing goals and the timing of achieving such goals. The exact amount of the cash payment is determined by the Compensation Committee upon its determination that the performance goals have been achieved. On February 4, 2010, the Compensation Committee determined, and the Board of Directors confirmed, that certain minimum performance target goals established in connection with the 2009 cash performance bonus program had not been met during the 2009 fiscal year but the Committee decided in light of the overall performance to waive the minimum target and award cash bonuses pursuant to the 2009 Performance Bonus Program to the executive officers and other Company employees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information about outstanding equity awards held by our Named Executive Officers as of December 31, 2010.

OPTION AWARDS

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (# ) Unexercisable	Option Exercise Price ($)	Option Vesting Date		Option Expiration Date
J. Alex Martin	182,242	215,377	$2.35	2/4/2010	(1)	2/4/2019
	—	36,828	6.10	2/4/2011	(1)	2/4/2020

Morgan R. Brown	36,667	73,333	4.95	8/10/2010	(1)	8/10/2019
	—	22,000	6.10	2/4/2011	(1)	2/4/2020
	—	11,000	2.12	9/1/2011	(1)	9/1/2020

Jal S. Jassawalla	2	—	2,769.00	12/21/2005	(2)	3/3/2012
	2	—	2,835.00	12/21/2005	(2)	3/3/2012
	2,624	—	390.00	12/21/2005	(2)	9/23/2013
	3,333	—	444.00	12/21/2005	(2)	1/31/2014
	333	—	339.00	4/25/2007	(3)	4/25/2015
	5,000	—	123.00	3/8/2008	(3)	3/1/2016
	110,450	154,629	2.50	4/9/2010	(1)	4/9/2019
	—	36,828	6.10	2/4/2011	(1)	2/4/2020

(1)	25% of the shares vest on the first anniversary date. 75% of the shares vest monthly over the next three years.
(2)	Shares were immediately exercisable on December 21, 2005 as a result of acceleration in vesting.
(3)	The stock options vest annually over the three years. As of December 31, 2010, all stock options were fully vested.

DIRECTOR COMPENSATION TABLE

The following table sets forth information about compensation of our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Options Awards ($) (1)	Total ($)
Anders D. Hove, M.D. (2)	$31,250	$16,114	$47,364
Austin W. Marxe (3)	31,250	16,114	47,364
Eugene B. Jones (4)	31,597	30,741	62,338
Jeanni Delagardelle (5)	40,625	16,114	56,739
Michael Sumner Estes, Ph.D. (6)	56,250	32,229	88,479
William C. Garriock (7)	36,250	32,229	68,479
Gary W. Goertz (8)	8,750	—	8,750

(1)	Represents the grant date fair value of options computed in accordance with FASB ASC Topic 718. 100% of the options vested on June 8, 2010, the date of the Company’s Annual Meeting of Shareholders. For additional information on the valuation assumptions with respect to these options, refer to Note 9 of the Notes to our Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 31, 2011. These amounts represent the fair value of the awards on the grant date and do not correspond to the actual income that will be recognized by the directors.

(2)	Dr. Hove’s board fees were paid to VR Management, LLC, an entity established by Venrock partners for the receipt of board fees. As of December 31, 2010, Dr. Hove had 16,000 in aggregate options outstanding.
(3)	As of December 31, 2010, Mr. Marxe had 16,000 in aggregate options outstanding.
(4)	As of December 31, 2010, Mr. Jones had 10,667 in aggregate options outstanding.
(5)	Ms. Delagardelle’s board fees were paid to New Leaf Venture Partners, LLC. As of December 31, 2009, Ms. Delagardelle had 16,000 in aggregate options outstanding.
(6)	As of December 31, 2010, Mr. Estes had 32,333 in aggregate options outstanding.
(7)	As of December 31, 2010, Mr. Garriock had 16,700 in aggregate options outstanding.
(8)	Mr. Goertz’s resigned from the Board of Directors on January 15, 2010. As of December 31, 2010, Mr. Goertz had zero aggregate options outstanding. Option grants to Board Members in fiscal 2010 occurred after Mr. Goertz’s resignation in January 2010.

NARRATIVE DISCLOSURES TO DIRECTOR COMPENSATION TABLE

Effective May 7, 2009, the Board of Directors adopted a new directors’ compensation plan. Under the program, each of our non-employee directors receives an annual cash fee of $25,000. The Chairman of the Board of Directors receives an additional cash fee of $20,000, the Chair of the Audit Committee receives an additional cash fee of $10,000, the Chair of the Compensation Committee receives an additional cash fee of $7,500 and the Chair of the Corporate Governance and Nominating Committee receives an additional cash fee of $5,500. In the fiscal year ended December 31, 2010, the total compensation paid to non-employee directors was $235,972, of which $46,875 was for 2009 compensation paid in 2010. Non-employee directors are also entitled to be reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or of a Committee.

Each of our non-employee directors also receives stock option grants under our 2006 Equity Incentive Plan. Options granted under this plan are non-statutory stock options. During 2010, we granted each non-employee director 8,000 options, except for Mr. Estes, Chairman of the Board of Directors who was granted 16,000 options, at an exercise price of $2.27 per common share and Mr. Jones who was granted 2,667 options at an exercise price of $6.10 upon his appointment as a director to the Board on February 4, 2010. No options were exercised by the directors in 2010.

TRANSACTIONS WITH RELATED PERSONS

We have entered into certain employment agreements and change of control and severance agreements with Mr. Martin, Mr. Jassawalla and Mr. Brown. The details of these employment and change of control and severance agreements are described above under the heading “Executive Compensation—Narrative Disclosures to Summary Compensation Table.”

Each of Venrock, SSF and New Leaf has the right to designate one person for election to the Board of Directors of WorldHeart, so long as each remains the beneficial owner of at least 5% of our outstanding common shares. Each of Venrock, Special Situations Funds and New Leaf has designated a person for election to the Board of Directors.

On January 26, 2010, we issued an aggregate of 1,418,726 shares of common stock and warrants to purchase up to 2,837,452 shares of common stock for aggregate gross proceeds of approximately $7.3 million (the “2010 Private Placement). The 2010 Private Placement was issued and sold pursuant to a Securities Purchase Agreement, dated January 21, 2010, between us and certain purchasers identified on the signature pages thereto. The per unit purchase price of a share of common stock, a 15-month warrant to purchase one share of common stock and a five-year warrant to purchase one share of common stock was $5.15. The warrants are immediately exercisable, at an exercise price of $4.90 per share. Venrock invested an aggregate of approximately $2,000,000, SSF invested an aggregate of approximately $2,000,000, and New Leaf invested an aggregate of approximately $2,000,000 in the 2010 Private Placement. The issuance was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended. We also entered into a Registration Rights Agreement, dated January 21, 2010, with the purchasers, pursuant to which we agreed to file within 60 days of January 26, 2010 one or more registration statements registering for resale the shares of common stock and shares of common stock issuable upon exercise of the warrants sold in the 2010 Private Placement.

On October 19, 2010, we issued an aggregate of 11,850,118 newly-issued shares of common stock at an issue price of $2.135 per share. Additionally the Company issued warrants to purchase up to 11,850,118 additional shares of common stock for gross proceeds of approximately $25.3 million (the “October Offering”). The October Offering was issued and sold pursuant to a Securities Purchase Agreement, dated October 13, 2010, between us and certain purchasers identified on the signature pages thereto. The per unit purchase price of a share of common stock and a warrant to purchase one share of common stock was $2.31. The warrants are immediately exercisable, at an exercise price of $2.31. Each of Venrock SSF and New Leaf invested an aggregate of approximately $5,000,000 in the October Offering. The issuance was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended. We also entered into a Registrations Rights Agreement, dated October 13, 2010 with the purchasers, pursuant to which we agreed to file within 30 days of closing date of October 19, 2010 one or more registration statements registering for resale the shares of common stock and shares of common stock issuable upon exercise of the warrants sold in the October Offering.

Director Independence

The discussion concerning the independence of our directors appears above under the heading “Corporate Governance.”

Directors’ and Officers’ Indemnification

We maintain directors’ and officers’ liability insurance. The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Loans To Directors And Officers

None of our directors or officers, or any associate of our directors or officers, has been or is indebted to us.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are WorldHeart’s shareholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or WorldHeart. Direct your written request to World Heart Corporation, Attention: Morgan R. Brown, Chief Financial Officer, 4750 Wiley Post Way Suite120, Salt Lake City, UT, 84106 or contact Morgan R. Brown at 801-303-4361. Shareholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael Sumner Estes, Chairman

May 13, 2011

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Corporate Secretary, World Heart Corporation, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116.

BARCODE See the reverse side of this notice to obtain proxy materials and voting instructions. BROKER LOGO HERE 1 OF 2 12 15 1234567 1234567 1234567 1234567 1234567 1234567 1234567 Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on . You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000108372_1 R1.0.0.11699 WORLD HEART CORPORATION Annual Meeting June 23, 2011 June 23, 2011 1:00 PM MDT April 25, 2011 World Heart Corporation 4750 Wiley Post Way Suite 120 Salt Lake, UT 84116 Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

How To Vote Please Choose One of the Following Voting Methods Internal Use Only Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. XXXX XXXX XXXX XXXX XXXX XXXX Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. XXXX XXXX XXXX 0000108372_2 R1.0.0.11699 1. Form 10-K 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 09, 2011 to facilitate timely delivery.

BARCODE 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # 0000 0000 0000 Voting items 0000108372_3 R1.0.0.11699 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Jeani Delagardelle 02 Michael S. Estes 03 William C. Garriock 04 Anders D. Hove 05 Eugene B. Jones 06 John Alexander Martin 07 Austin W. Marxe The Board of Directors recommends you vote FOR the following proposal(s): 2. To approve an amendment of the 2006 World Heart Corporation Employee Stock Option Plan to increase the maximum number of common shares that may be issued under the plan from 2,166,667 to 2,916,667. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE Voting Instructions THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE P99999-010 12 15 # OF # Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # Reserved for Broadridge Internal Control Information 0000108372_4 R1.0.0.11699